Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-36366; 333-104225; 333-115277; 333-124534; 333-151920; 333-173055, as amended by post-effective amendment on Form S-8; 333-188589; 333-188590; 333-218181; and 333-218182); on Form S-3 (No.333-221161); on Form S-4 (No. 333-97899); and on Form S-4 as amended by post-effective amendment on Form S-8 (Nos. 333-207260 and 333-166326) of Schlumberger Limited of our report dated January 24, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 10-K of Schlumberger Limited for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
January 24, 2018